UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting Material under §240.14a-12

E. I. du Pont de Nemours and Company

(Name of Registrant as Specified In Its Charter)

Trian Fund Management, L.P.
Trian Fund Management GP, LLC
Trian Partners, L.P.
Trian Partners Strategic Investment Fund, L.P.
Trian Partners Strategic Investment Fund II, L.P.
Trian Partners Master Fund, L.P.
Trian Partners Parallel Fund I, L.P.
Trian Partners Master Fund (ERISA), L.P.
Trian Partners Strategic Investment Fund-A, L.P.
Trian Partners Strategic Investment Fund-D, L.P.
Trian Partners Strategic Investment Fund-N, L.P.
Trian SPV (SUB) VIII, L.P.
Trian Partners Fund (Sub)-G, L.P.
Trian Partners Fund (Sub)-G II, L.P.
Nelson Peltz
Peter W. May
Edward P. Garden
John H. Myers
Arthur B. Winkleblack
Robert J. Zatta

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 25, 2015, Trian Fund Management, L.P. (“Trian”) issued the following press release:

TRIAN FILES DEFINITIVE PROXY STATEMENT FOR DUPONT ANNUAL MEETING

Releases Introductory Videos; Sends Letter to DuPont Stockholders

NEW YORK, March 25, 2015 – Trian Fund Management, L.P., one of the largest stockholders of E. I. du Pont de Nemours and Company (NYSE: DD), which currently beneficially owns approximately 24.6 million DuPont shares valued at approximately $1.8 billion, today filed a definitive proxy statement with the Securities and Exchange Commission for the election of Nelson Peltz, John H. Myers, Arthur B. Winkleblack and Robert J. Zatta to DuPont’s Board of Directors at the Annual Meeting of Stockholders on May 13, 2015.

Trian also today released “Meet Trian’s Nominees,” videos which introduce Trian’s four highly qualified director candidates and highlight their decades of relevant experience and track records of stockholder value creation that would benefit DuPont. The videos also detail how Trian works collaboratively with boards and management teams, and why that makes a difference for stockholders. The nominees discuss their view that DuPont must improve operating performance, increase accountability to stockholders, tie pay directly to performance, and be more transparent, among other topics.

Trian is also today mailing a letter to DuPont stockholders.

Trian’s letter to stockholders and the “Meet Trian’s Nominees” videos can be found at: www.DuPontCanBeGreat.com.

The letter follows:

March 25, 2015

Dear Fellow Stockholder:

At DuPont’s Annual Meeting on May 13, 2015, we will all have an opportunity to make DuPont great again by electing Trian’s four highly qualified and experienced director nominees to the DuPont Board. As one of DuPont’s largest stockholders with an approximately $1.8 billion ownership position, our interests are directly aligned with yours. If elected to the DuPont Board, our nominees pledge to provide the ownership mentality and oversight necessary to improve DuPont’s performance and increase stockholder value. We urge you to protect the value of your investment and help return DuPont to its former greatness by voting the enclosed GOLD proxy card today to elect Nelson Peltz, John H. Myers, Arthur B. Winkleblack, and Robert J. Zatta. You can hear them discuss their decades of relevant experience and what they would bring to the DuPont Board at www.DuPontCanBeGreat.com.

TRIAN BRINGS AN OWNERSHIP MENTALITY TO THE BOARDROOM

Trian’s collaborative strategy is to buy large stakes in high-quality but underperforming public companies and then work with management teams and boards to improve operating performance and drive earnings growth. We have served effectively and constructively on more than a dozen other public company boards.1 We invested in DuPont in 2013 because we firmly believe opportunities exist to create significant additional value for stockholders by making DuPont best-

1 Boards include: Ascent Entertainment Group, Inc., Avery, Inc., Chemtura Corporation, CJI Industries, Inc., Deerfield Triarc Capital Corp., Family Dollar Stores, Inc., H.J. Heinz Company, Ingersoll-Rand plc, Legg Mason, Inc., Mondelēz International, Inc., Tiffany & Co., The Bank of New York Mellon Corporation, The Madison Square Garden Company, The Wendy’s Company, and Triangle Industries, Inc.

in-class in every aspect of its business – operations, research and development, capital allocation, and corporate governance.

Despite the company’s rhetoric, DuPont has continued to underperform and has repeatedly failed to achieve its promised revenue and earnings targets. It is simply not acceptable that earnings in each of 2012, 2013, 2014 and, according to DuPont’s own guidance, 2015, will all be below earnings in 2011.2 Had management met its previously announced financial targets since 2011, EPS would be 51% higher than it was in 2014. We believe DuPont will continue to fail to achieve its own long-term targets of 7% revenue growth and 12% EPS growth. With continuing disappointing results, it is time for change on the Board of DuPont.

Trian’s core competency is our ability to be a catalyst for significant operating improvements and increased stockholder value at the companies in which we invest. If elected to the DuPont Board, the Trian nominees will seek to work constructively with the other Board members and management to, among other things, assess corporate structure, determine why many of DuPont’s businesses underperform their competitors, eliminate excess corporate costs and bureaucracy, improve capital allocation, enhance overall accountability and improve corporate governance, including aligning compensation with performance. Despite what DuPont says, Trian is open-minded regarding corporate structure and committed to keeping the DuPont balance sheet investment grade. While DuPont would have you believe that Trian is advocating a “high-risk plan,” the truth is that we have a track record of long-term value creation and are seeking to work closely with the Board and management to help make DuPont great again. Our sole focus is increasing DuPont’s long-term value for the benefit of all stockholders.

TRIAN’S DIRECTOR NOMINEES WILL “RAISE THE BAR”

FOR BOARD AND MANAGEMENT PERFORMANCE

As our 40-plus year track record demonstrates, Trian directors succeed because of our deep operational experience, our focus on enhancing stockholder value, and our success in cutting through management rhetoric and ensuring clear financial, strategic and operational analysis in the boardroom. Today, outside directors of public companies, particularly at large conglomerates like DuPont, do not typically have the resources to drill down fully on all aspects of the business. Without dedicated staff, directors are dependent on management to tell them what is happening and why. This creates a situation where management has an information advantage over the board. As a result, board meetings are often “show and tell” sessions that can lead to poor decisions rather than an informed and robust debate that results in development of value-maximizing strategic, operational, and financial plans.

Why, for example, did the DuPont Board approve the dilutive acquisition of Danisco in 2011 and allow management to sell Performance Coatings too cheaply to private equity buyers in 2013?3 The facts are disturbing. In 2011, DuPont paid 12.2x EBITDA for Danisco, but growth and margins have since gone down substantially. In 2013, DuPont sold Performance Coatings for approximately $4 billion of net proceeds. Today, Performance Coatings (renamed Axalta) has a

2 As detailed in the Definitive Proxy statement filed with the SEC on March 25, 2015, Trian calculates DuPont’s Adjusted Earnings Per Share (EPS) as $4.32 in 2011, $3.77 in 2012, $3.61 in 2013, and $3.78 in 2014. DuPont projects EPS in 2015 of $4.10 (the mid-point of its guidance).

3 See pages 14 and 70 of the Trian White Paper dated February 17, 2015 and Trian’s letter dated September 16, 2014 to the Board of Directors of DuPont, each of which are available at www.DuPontCanBeGreat.com, for additional information regarding these transactions.

nearly $10 billion enterprise value -- meaning that DuPont transferred nearly $6 billion of wealth4 from stockholders to the new private equity owners of Performance Coatings.

Trian principals improve the effectiveness of the boards on which they serve and the oversight of management by asking the right questions and increasing the quality of the information received by all directors. When a Trian principal joins a board, our full resources are mobilized. We have industry and functional specialists who support our directors. Our team provides our directors with a complete summary analysis of the voluminous information provided to the board and supplements this information with independent research and analysis. Our team members also develop in-depth information-sharing relationships at many levels within the company. The Trian process eliminates management’s information advantage and ensures that the boardroom becomes a place of constructive debate. This helps “raise the bar” for other board members and management. The improvements in the companies in which we invest, driven by our analytical process in the boardroom, benefit all stockholders.

Stockholders receive these benefits for free. The cost is borne by Trian – not the company. But don’t just take our word for it. We encourage you to review the comments of directors who have served on boards with us, which are available at www.DuPontCanBeGreat.com.

TRIAN HAS A SUBSTANTIAL ECONOMIC INTEREST IN DUPONT AND OUR INTERESTS ARE DIRECTLY ALIGNED WITH YOURS

We believe every company’s success depends on meaningful input from its owners. Trian’s significant investment in DuPont aligns our goals with other stockholders. In contrast, DuPont’s current independent directors do not have a significant ownership interest in DuPont. Collectively, these independent directors beneficially own approximately $19 million of DuPont shares.5 In sharp contrast, Trian beneficially owns over 90 times as much stock as all of the independent members of the Board combined.

Furthermore, after we released our Letter to the Board/Summary White Paper last September, and DuPont’s share price moved over $70 per share, CEO Ellen Kullman exercised a large quantity of stock options granted to her by DuPont. Some of her options were exercised more than two years before they were to expire in February 2017. In total, since Trian first invested in DuPont, she has sold over $80 million ($49 million net)6 worth of stock at prices of $72 and below. According to the Wall Street Journal, corporate-pay experts characterized such sales as “rare” and an InsiderScore.com report said it “raised red flags and sent a negative value message.”7 We believe management is awarded long-term incentives to ensure an alignment of interests with stockholders.

4 Source: Bloomberg and DuPont and Axalta SEC filings. Compares Axalta’s current enterprise value to DuPont’s net after-tax proceeds.

5 Estimates based on SEC filings and Bloomberg. Excludes CEO who is not an “independent” director. Uses 3/24/15 closing stock price of $73.60.

6 Source: DuPont Form 4 filings. The $80 million estimate reflects the gross amount of stock sold by Ellen Kullman for reasons other than to pay taxes since Trian first invested. Uses the average dollar amount specified in the Form 4 multiplied by the number of shares sold. The $49 million estimate deducts sale proceeds used to cover option strike price (i.e. estimate is based on net-share settled basis). According to SEC filings, most of these sales of DuPont shares were made pursuant to Rule 10b5-1 trading plans. While Rule 10b5-1 trading plans provide for automatic purchases or sales pursuant to formula or similar method for determining the amount, price and/or date of the transaction, Rule 10b5-1 trading plans may generally be terminated or amended prior to their predetermined end. For additional information, see page 91 of the Trian White Paper dated February 17, 2015, available at www.DuPontCanBeGreat.com.

7 Source: “Stock Sales by DuPont CEO Raise Eyebrows”, Wall Street Journal, 2/10/15. See page 91 of the Trian White Paper dated February 17, 2015, available at www.DuPontCanBeGreat.com for additional information regarding Trian’s analysis of these sales.

The intention is not for management to sell prematurely as Ms. Kullman did. In our view, these sales reveal her lack of confidence in the future value of DuPont stock. In particular, from our perspective, it is disturbing that she did not appear to believe that DuPont stock would reach a value of more than $72 per share by February 2017.

We have a clear economic incentive to increase stockholder value and a substantial financial stake in the outcome of the Board’s decisions. The choice you face is simple: Who will best represent your interests and protect and enhance stockholder value?

A business that operates without owner involvement is missing a critical element for success – the necessary checks and balances to provide effective oversight of management. A recent letter we received from Ellen Kullman and DuPont’s Lead Director, Alexander Cutler, suggests DuPont management prefers to run DuPont free from such stockholder involvement. This letter stated that “direct representation by a Trian principal” cannot serve the best interests of all stockholders. Without the presence in the boardroom of a significant stockholder, we believe the DuPont Board will continue to show deference to management rather than holding it accountable for its failure to improve DuPont’s operating performance. An example of this deference is current management’s plan to spend millions of dollars in stockholder funds in an attempt to keep our nominees off the Board rather than embracing the valuable input of a large stockholder and our slate of highly qualified director nominees. Instead of fighting with Trian, we believe management should have held on to its DuPont stock and focused all of its attention on making 2015 the first year in many years that DuPont achieves its publicly stated financial targets.

It is also concerning that DuPont recently rejected our proposal to allow stockholders to vote for directors with a universal proxy card. Unlike a traditional proxy card, a universal proxy card would have included all candidates – both those nominated by Trian and those nominated by DuPont – and would have enabled stockholders to choose among all director candidates (rather than between two slates of candidates). DuPont’s frustration of stockholder democracy through the rejection of a universal proxy card, a mechanism we believe represents best-in-class corporate governance, further underscores the need for truly independent directors at DuPont.

TRIAN HAS ALREADY BEEN A CATALYST FOR POSITIVE CHANGE AT DUPONT:
BUT THERE IS MUCH MORE TO BE DONE

Trian already has been driving constructive and meaningful change at DuPont. Since we first invested in DuPont in March 2013, DuPont has announced positive actions such as the planned spin-off of Performance Chemicals (Chemours), the commitment to return more capital to stockholders, the Fresh Start cost-reduction initiatives, and the appointment of two new independent directors. But there is much more value to be created -- a vote for Trian’s nominees is a vote for four highly qualified individuals who will work collaboratively with the Board to:

•	Assess the corporate structure and determine whether management is capable of achieving best-in-class revenue growth and margins with the existing portfolio or whether there is a need to separate the portfolio -- our nominees are open-minded as to the best path forward
•	Eliminate excess corporate costs and ensure that productivity initiatives hit the bottom line

•	Assess capital allocation including organic investments (e.g., research and development, capital expenditures, industrial biosciences initiatives), M&A, balance sheet efficiency and capital return policies (increasing dividends)
•	Improve corporate governance including increasing transparency of business performance, aligning compensation programs with performance, and fostering overall accountability for promised performance

DUPONT’S RECENT SHARE PRICE HAS NOT BEEN DRIVEN BY FUNDAMENTALS

We believe much of DuPont’s share price appreciation over the last two years has not been driven by fundamentals. DuPont’s stock price has risen approximately 48% since Trian’s initial investment, yet EPS is below 2011 levels. In addition, since January 1, 2009 (when Ellen Kullman became CEO), DuPont’s two largest one-day stock price increases on a percentage basis relative to the S&P 500 occurred on July 17, 2013, the day CNBC first reported Trian had invested in DuPont, and on September 17, 2014, the day we publicly released a letter to the DuPont Board outlining proposed strategic and operating initiatives.

Our nominees have a proven track record of value creation and relevant operating expertise. If elected to the Board, we will seek to work constructively with management and the other directors to increase stockholder value.

PROTECT AND ENHANCE YOUR INVESTMENT – VOTE GOLD TODAY

If you agree with us that this election is about ensuring the Board is comprised of directors who will represent the best interests of stockholders – and determining who is most qualified to make DuPont great again – then please vote today FOR Trian’s four highly qualified nominees: Nelson Peltz, John H. Myers, Arthur B. Winkleblack and Robert J. Zatta.

More information about Trian and our director nominees can be found on our website at:

www.DuPontCanBeGreat.com.

You may vote by telephone, Internet or by signing, dating and returning the GOLD proxy card in the postage-paid envelope provided. Your vote is extremely important. Please discard any white proxy cards you have received from DuPont. If you have already returned a white proxy card, you can change your vote simply by signing, dating and returning a GOLD proxy card today. Only your latest dated proxy card will be counted.

We look forward to moving past this election and working constructively with members of management and the Board to continue to effect positive change at DuPont for the benefit of all stockholders. We greatly appreciate the support that we have received so far and we urge all stockholders to vote for our nominees on the GOLD proxy card so that together we can make DuPont great again.

Sincerely,

Nelson Peltz	Peter May	Ed Garden
Founding Partner &	Founding Partner &	Founding Partner &
Chief Executive Officer	President	Chief Investment Officer

About Trian Fund Management, L.P.

Founded in 2005 by Nelson Peltz, Peter May and Ed Garden, Trian seeks to invest in high quality but undervalued and under-performing public companies and to work constructively with the management and boards of those companies to significantly enhance shareholder value for all shareholders through a combination of improved operational execution, strategic re-direction, more efficient capital allocation and increased focus.

Media Contact:

Anne A. Tarbell

Trian Fund Management, L.P.

(212) 451-3030

atarbell@trianpartners.com

George Sard Sard Verbinnen & Co (212) 687-8080 gsard@SARDVERB.com	Carissa Felger Sard Verbinnen & Co (212) 687-8080 cfelger@SARDVERB.com	Amanda Klein Sard Verbinnen & Co (212) 687-8080 aklein@SARDVERB.com

Investor Contact:

Charlie Koons MacKenzie Partners, Inc. (212) 929-5708 ckoons@mackenziepartners.com	Daniel Burch MacKenzie Partners, Inc. (212) 929-5748 dburch@mackenziepartners.com

The views expressed in this press release represent the opinions of Trian Fund Management, L.P. (“Trian”) and the investment funds it manages that hold shares of E.I. du Pont de Nemours and Company (collectively, Trian with such funds, “Trian Partners”), and are based on publicly available information with respect to E. I. du Pont de Nemours and Company (the “Company”). Trian Partners recognizes that there may be confidential information in the possession of the Company that could lead it to disagree with Trian Partners’ conclusions. Trian Partners reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Trian Partners disclaims any obligation to update the information or opinions contained in this press release.

Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) or other regulatory authorities and from other third party reports. Neither the Participants (as defined below) nor any of their affiliates shall be responsible or have any liability for any misinformation contained in any third party SEC or other regulatory filing or third party report. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and potential impact of the opportunities identified by Trian Partners herein are based on assumptions that Trian Partners believes to be reasonable as of the date of this press release, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material.

This press release is provided merely as information and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security. This press release does not recommend the purchase or sale of any security. Funds managed by Trian currently beneficially own, and/or have an economic interest in, shares of the Company. These funds are in the business of trading – buying and selling– securities. It is possible that there will be developments in the future that cause one or more of such funds from time to time to sell all or a portion of their holdings of the Company in open market transactions or otherwise (including via short sales), buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to such shares.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Trian Partners. Although Trian Partners believes that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of this press release, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included in this press release, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. Trian Partners will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements in this press release to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Additional Information

Trian Partners together with other Participants (as defined below), filed a definitive proxy statement and an accompanying proxy card with the SEC on March 25, 2015 to be used to solicit proxies in connection with the 2015 Annual Meeting of Stockholders of E.I. du Pont de Nemours and Company, including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the “2015 Annual Meeting”). Information relating to the participants in such proxy solicitation (the “Participants”) has been included in that definitive proxy statement and in any other amendments to that definitive proxy statement. Stockholders are advised to read the definitive proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the 2015 Annual Meeting because they contain important information, including additional information relating to the Participants. Trian Partners’ definitive proxy statement and a form of proxy will be mailed to stockholders of the Company. These materials and other materials filed by Trian Partners in connection with the solicitation of proxies will be available at no charge at the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents filed by Trian Partners with the SEC will also be available, without charge, by directing a request to Trian’s proxy solicitor, MacKenzie Partners, Inc. 105 Madison Avenue, New York, New York 10016 (call collect: 212-929-5500; call toll free: 800-322-2885) or email: proxy@mackenziepartners.com.

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